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                                                                   EXHIBIT 10.19


                EL PASO CORPORATION AND CONSOLIDATED SUBSIDIARIES
                             ACCOUNTING POLICY FOR
                    THE ACCRUAL OF U.S. FEDERAL INCOME TAXES

APPLICABILITY: This policy applies only to El Paso Corporation and those subsidiaries that are included in the El Paso Corporation consolidated federal income tax return. This document is effective January 1, 2002, and replaces both the previous El Paso Corporation (successor to El Paso Natural Gas Company) Income Tax Provision and Settlement Policy and The Coastal Corporation's Federal Tax Allocation Agreement.

PURPOSE: To describe El Paso Corporation and Consolidated Subsidiaries' method for complying with FAS 109, Paragraph 40, "Separate Financial Statements of a Subsidiary" (allocation of income taxes).

REGULAR TAXABLE INCOME OR LOSS: The regular taxable income or loss of a company is defined for the purposes of this document as its separate company taxable income or loss plus consolidating adjustments for deductions attributable to the company that are deducted in the consolidated income tax return but could not be deducted on a separate company basis (charitable contributions, separate company capital losses in excess of capital gains, etc.).

REGULAR TAX ON REGULAR TAXABLE INCOME OR LOSS AND TAX ON CAPITAL GAINS AND
LOSSES: Profit companies shall accrue current income tax in an amount equal to their regular taxable income times the statutory income tax rate. Loss companies shall accrue for the current income tax benefit resulting from the portion of their losses that are utilized in the consolidated income tax return. The portion of a loss company's losses that are utilized in the consolidated return shall be determined by dividing that company's taxable loss by the total of all loss companies' losses and multiplying the resulting percentage times the total amount of loss companies' losses that are offset by the taxable income of profit companies. Excess capital losses in the consolidated return shall be allocated among the companies with separate company excess capital losses in a similar manner. If capital gains are taxed at a different rate than ordinary taxable income, then the current income tax of each company with capital gains or losses will be adjusted to reflect that different rate to the extent that company's capital gains or losses are utilized in the consolidated return.

REGULAR NOL AND CAPITAL LOSS CARRYBACKS TO PRECEDING YEARS: Any regular net operating loss carried back to an earlier year shall be allocated among the loss companies whose losses are eligible for inclusion in the carryback in a manner similar to that described in the preceding paragraph for allocating the loss companies losses that are offset by taxable income of profit companies in the current year return. A similar allocation shall be made among companies with excess capital losses for an excess capital loss carried back to a preceding year. Such losses carried back to a preceding year shall be tax benefited at the tax rates applicable to the year to which the losses are carried back.
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REGULAR NOL AND CAPITAL LOSS CARRYFORWARDS: To the extent a company's regular taxable losses or capital losses were not utilized in the consolidated return for the current year or carried back to a preceding year, the company shall record a deferred income tax benefit at the enacted tax rate(s) for the year(s) in which the loss carryforward is expected to be utilized in the consolidated tax return.

ALTERNATIVE MINIMUM TAX AND ALTERNATIVE MINIMUM TAX CREDIT CARRYFORWARDS:
Starting with the income tax return for the year ending December 31, 2002, alternative minimum tax and deferred tax for alternative minimum tax credit carryforwards shall be recorded as per IRS proposed regulation Section 1.1502-55(h)(6) provided that the result is reasonable and equitable. The current and deferred income tax effects of utilizing AMT credit carryforwards generated in earlier tax years shall be recorded on the company where the related deferred income tax asset resides. Changes in AMT generated due to RAR's or carrybacks of ordinary, capital or AMTI losses will also be recorded on the company where the AMT was previously recorded for that tax year.

SECTION 29 CREDITS: Regardless of whether or not it can utilized the Section 29 credit on a separate company basis, if a company generates a Section 29 credit and:

      a. The credit is utilized in the consolidated income tax return as a reduction of the consolidated income tax liability, then that company shall receive a current income tax benefit for the credit.

      b. The credit is utilized by the consolidated group by conversion to AMT credit carryforward, then that company that generated the credit shall record the deferred tax applicable to the carryforward and shall not record a current income tax benefit.

      c. The credit is not utilized as either a reduction of the consolidated income tax liability or by conversion to AMT credit carryforward (i.e., on a consolidated basis, the credit is lost), then that company shall not record any benefit whatsoever.

GENERAL BUSINESS CREDITS: Each company shall accrue a current tax benefit to the extent its general business credits are utilized in the consolidated income tax return. Deferred income taxes will not be recorded for general business credit carryforwards unless such amounts become material in amount in the future. If general business credit carryforwards become a material amount in the future, deferred taxes will be recorded on the company that generated the credits.

VALUATION ALLOWANCES: When it is determined that a valuation allowance is required for a deferred tax asset, that valuation allowance will be recorded where the related deferred tax asset is recorded. In the case of net operating loss and tax credit carryovers, the valuation allowance will be allocated, when applicable, to the companies who have recorded the deferred tax assets for these carryovers as per the sections "Regular NOL and Capital Loss Carryforwards", "Section 29 Credits", "Alternative Minimum Tax and Alternative Minimum Tax Credit Carryforwards", and "General Business Credits."

COMPANIES WITH DIVISIONS SEPARATELY IDENTIFIED IN THE GENERAL LEDGERS: The designated corporate division of a company may accrue all of the current tax expense, or benefit, equal to that company's regular taxable income or loss times the statutory income
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tax rate and it may accrue the deferred taxes related to temporary adjustments.
However, when there are overriding external reporting requirements, or when state tax laws require separate accounting for divisions, each division of a company may accrue all of these tax expenses and benefits for the division. In the case where the company is in a loss position, the designated corporate division will make the necessary entries to properly classify tax loss carryovers as per the policy, "Regular Tax on Regular Taxable Income or Loss and Tax on Capital Gains and Losses", stated above. Similarly, any entries in regards to loss carrybacks or carryforwards will be recorded on the designated corporate division. The designated corporate division of a company shall also record all Section 29 credits, general business credits and allocated AMT and AMT credit carryforwards for that company.

This section does not apply to single-member LLC's. Their applicable tax items are reflected on the books of the company owning the interest in the LLC.

PAID-IN CAPITAL - STOCK-BASED COMPENSATION: Under APB 25, certain stock-based compensation transactions can be recorded as capital transactions for financial purposes with no recognition of compensation expense in earnings. El Paso currently accounts for non-qualified stock options, the portion of the increase in market price of restricted stock that occurs after performance vesting is achieved, dividends on restricted stock and non-qualified dispositions of stock under the Employee Stock Purchase Plan in this manner when the appropriate criteria are met. The company is entitled to deductions for these transactions when the employees recognize their related ordinary income (i.e. when it is included on their W-2's). We are required to record the tax benefit of these deductions as a credit to paid-in capital instead of earnings.

It is our practice to take the deductions on the entity that employed the employees that received the stock-based compensation that gave rise to the deductions. The credit to paid-in capital will be made on the entity on which the deduction is taken unless that entity is a non-taxable entity in which case the credit to paid-in capital will be made on the company or companies that record the income taxes for that entity's income.